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Exhibit 10.2
July 18, 2025

Dear Ernest:

This confidential letter agreement (“Agreement”), first provided to you on May 30, 2025, will serve to confirm Eaton Corporation’s (“Eaton” or “Company”) agreement with you (“you” “your” or “Employee”), regarding the terms and conditions related to your separation from the Company. This Agreement recognizes the revised terms negotiated with your legal counsel. This separation results in your mutually agreed retirement. The enhanced payments and benefits offered under this Agreement are contingent on you executing and not revoking this Agreement and the Supplemental Release, and such payments and benefits are in lieu of and replace any benefits that might otherwise be available to you under the Eaton Corporation Severance Benefits Plan. Unless defined herein, capitalized terms have the meaning ascribed to them in the agreements or plan documents to which they relate.

1.Status and Compensation: You agree to retire effective September 30, 2025 (“Retirement Date” or “Termination Date”). Your last day in office will be August 8, 2025, and you will continue to work outside of the office to support the transition of work as needed until your Retirement Date. Unless terminated for cause as defined in paragraph 20 of this Agreement, you will remain employed and continue to be paid your current base salary according to the Company’s typical bi-weekly payroll schedule until the Retirement Date. The period beginning on the date you first sign this Agreement while still employed through your Retirement Date is defined as the “Transition Period.”

If and only if you (1) comply with the terms and conditions of this Agreement during and following the Transition Period, (2) timely execute the Supplemental Release set forth below following the Transition Period, and (3) do not exercise any right to revoke this Agreement or the Supplemental Release, then Eaton will pay you as Severance Pay an amount equal to $2,343,735.00 (two million, three hundred forty-three thousand, seven hundred thirty-five dollars), which is equal to 1.5 times the sum of your annual base salary and Executive Incentive Compensation Plan target in effect on the Retirement Date. The Severance Pay will be subject to applicable tax withholding and any authorized deductions and will be paid as soon as administratively practical following the conclusion of the revocation period described in the Supplemental Release.

You agree that the Severance Pay does not represent pay or compensation for work performed or promised.

You agree that Eaton will announce your retirement with an internal announcement on July 21. You will be provided with a draft of the internal announcement for your review and comments prior to publication.

2.Executive Incentive Compensation Plan Participation: Your 2025 Executive Incentive Compensation Plan (“EIC Plan”) target will reflect 9/12ths prorated participation. Earned awards, if any, will be determined in accordance with the terms and conditions specified in the EIC Plan and will reflect the Company’s normal process used to determine the corporate rating. Your individual performance rating is guaranteed at 100%; however, the terms of the EIC plan could still result in no payout if corporate performance thresholds are not met. Payment, if any, made under the EIC Plan will be paid to you concurrently with payments made to other EIC Plan participants on or prior to March 31, 2026, and will be subject to applicable tax withholding.

3.Annual Restricted Share Unit Grants: The Company will agree to allow any unvested Restricted Share Units (“RSUs”) granted to you as a portion of your regular long-term incentive opportunity to continue to vest in 2026, 2027 and 2028 as specified in the grant agreements that govern the awards. In all other respects, the grant agreements shall continue to govern all rights and obligations you and the Company have arising from or relating to the awards. RSUs will be subject to Social Security, Medicare, and local taxes, if applicable, as of the Retirement Date and will be subject to applicable Federal and State tax withholding at each vesting date in 2026, 2027 and 2028.

4.Retention Restricted Share Unit Grant: The Company will agree to allow the Retention Restricted Share Unit grant award issued to you in 2024 to vest in 2027 as specified in the grant agreement that governs the award. In all other respects, the 2024 grant agreement shall continue to govern all rights and obligations you and the Company have arising from or relating to that award. RSUs will be subject to Social Security, Medicare, and local taxes, if applicable, as of the Retirement Date and will be subject to applicable Federal and State tax withholding as of the vesting date in 2027.

5.Performance Share Units: You will continue to participate in the Executive Strategic Incentive Program (ESIP) through the Retirement Date. As a retiree, you will continue to be eligible for vesting, if any, in the open Performance Share award periods in which you currently participate. Your participation in the 2023-2025, 2024-2026 and 2025-2027 award periods will be prorated based on the number of months worked in each award period, using the Retirement Date as the proration end date. Your incentive award will be calculated under Eaton’s normal incentive determination process, and earned shares, if any, will be vested and issued to you, subject to normal NYSE stock settlement timing requirements, concurrently with distributions to other ESIP Plan participants on or prior to March 15, 2026, 2027 and 2028, respectively, and will result in taxable income and will be subject to applicable tax withholding.

6.Stock Options Grants: The Company will agree to allow any unvested Stock Options to continue to vest in 2026, 2027, and 2028 as specified in the grant agreements that govern the awards. You will be able to exercise any stock options (including those that vested prior to the Retirement Date that have not been exercised) for the remaining terms as specified in your various stock option agreements. Note that in accordance with IRS regulations, any Incentive Stock Options that you hold at the time of termination of employment will be converted to Non-Qualified Stock Options three (3) months after the Retirement Date. All Stock Option exercises will result in taxable income and are subject to applicable tax withholding.

7.Additional Payment in Consideration of Executive Life Insurance: The Company will agree to pay you $65,000.00 (sixty-five thousand dollars) representing the estimated cash surrender value of a universal life insurance product. This additional payment will be subject to applicable tax withholding and any authorized deductions and will be paid as soon as administratively practical following the conclusion of the revocation period described in the Supplemental Release.

8.Restrictive Covenants: To the extent permitted under applicable laws, you expressly acknowledge and agree that both during the Transition Period and for the twelve (12) month period immediately following the Retirement Date, you will not (1) engage in any activity as an employee, agent, officer, director, principal or proprietor which is in competition with the Company or a subsidiary; or (2) either on your own behalf or for any competing business, (a) directly or indirectly solicit, divert, appropriate, or accept any business from, or attempt to solicit, divert, appropriate, or accept any business from, any customers with whom you had material business contact during the last five (5) years of your employment, or about whom you have any trade secret information, for the purposes of providing products or services that are the same or substantially similar to those provided by the Company or a subsidiary, or (b) directly or indirectly solicit, recruit, or encourage any current employees of the Company or any subsidiary or any former employees whose employment with the Company or any subsidiary ended within six months before or after the Retirement Date to terminate employment with the Company or any subsidiary, and/or to work in any manner for you or any entity affiliated with you.

You acknowledge and agree that these non-competition and non-solicitation covenants stated in this Agreement are independent of and do not supersede any other restrictive covenants to which you are bound under your grant agreements, which shall remain in effect pursuant to the terms of those separate grant agreements.

9.Retirement Benefits: Your participation in the Eaton Corporation Saving Plan and the related supplemental plan, as applicable, will continue through the Retirement Date. Following your termination of employment, the disposition of your account(s) will be administered in accordance with the applicable plans’ terms and conditions.

10.Special Retirement Contribution: The Company agrees to vest the Special Credit awarded to you at the time of your hire pursuant to the terms of the Eaton Supplemental Retirement Plan and the Supplemental Addendum Re: Ernest Marshall Special Credit describing the terms of the Special Credit as soon as administratively practical after the expiration of the revocation period in the Supplemental Release so long as you have (1) complied with the terms and conditions of this Agreement during and following the Transition Period, (2) timely executed the Supplemental Release set forth below following the Transition Period, and (3) do not exercise any right to revoke this Agreement or the Supplemental Release. Following your termination of employment, the disposition of your account will be administered in accordance with the applicable plans’ terms and conditions.
11.Outplacement: Eaton will pay you $18,000.00 (eighteen thousand dollars) in consideration of outplacement services. This outplacement payment will be subject to applicable tax withholding and any authorized deductions and will be paid as soon as administratively practical following the conclusion of the revocation period described in the Supplemental Release.

12.Vacation: Any earned but unused vacation days through the Retirement Date, if any, will be paid to you as a lump sum in accordance with Eaton’s vacation policy and such payment will be made to you as soon as administratively practical following your Retirement Date. During the Transition Period, you agree not to use any earned but unused vacation days in a manner that materially impedes the performance of your job duties (e.g., by taking an unusually extended number of consecutive days off without advance planning and notice).

13.Non-Qualified Deferred Compensation Plan: Following your Retirement Date, if you participate in the company’s non-qualified deferred compensation plan, the disposition of your Eaton Corporation Executive Incentive Compensation Deferral Plan Deferral Account will be administered in accordance with the Eaton Corporation Executive Incentive Compensation Deferral Plan’s terms and conditions.

14.Health & Welfare Benefits Plans: You may voluntarily remain a participant in Eaton’s active employee medical, dental, group-term life and accidental death and dismemberment plans during the Transition Period. Provided that you execute and do not revoke this Agreement and the Supplemental Release, you will be able to continue coverage for yourself and your eligible dependents in these active employee plans for an additional six (6) month period after the termination of your employment. To continue your participation in these plans during this period, you will be required to pay any applicable employee contributions. After the extended employee benefits coverage described in this paragraph ends, you will become eligible for COBRA continuation and will also be eligible as a retiree to participate in Eaton’s Retiree Medical Plan in accordance with the Plan’s terms and conditions. Whether or not you sign this Agreement, to the extent allowed and provided by law, and subject to the requirements of COBRA, you will be entitled to elect continued benefits under COBRA following your termination of employment.

15.Executive Vehicle Insurance Program: If you participate in the Executive Vehicle Program (“EVIP”), you will be considered an active employee in the EVIP until your Retirement Date, at which time you will continue to be eligible to participate in the program with active employee eligibility for six (6) additional months. Any cars that are covered at the end of the six-month extension must then be removed from the program. Your participation in this plan is provided at Eaton’s discretion, and Eaton reserves the right to adjust premiums and amend or cancel this plan and your participation in this plan with or without notice.

16.Financial Counseling and Tax Preparation: You will continue to be eligible for reimbursement of Financial, Tax and Estate planning for services rendered for tax years 2025 and 2026. All reimbursements will cease after 2026 except for those attributable to Tax services performed in 2027 related to the preparation of 2026 tax returns. In accordance with Internal Revenue Code Section 409A, reimbursement for these services must be made no later than February 28 of the year following the year in which services are received; consequently, any claim for reimbursement beyond that cannot be honored. Reimbursements for services specified in this paragraph are subject to normal imputed income and applicable tax withholding.

17. IT Support: You may remain on Eaton’s cellular plan through December 31, 2027. You will be provided with IT support to transfer your current Eaton-issued mobile device(s) to a personal account should you wish to keep your cell number. Any transfer of mobile devices from Eaton’s account to your personal account must be completed by December 31, 2027. Your access to Eaton’s network, including e-mail will cease as of the Retirement Date.

18.Substitute Consideration: The additional payments, consideration and benefits described in Paragraphs 1–7, 10, 11, and 14–17 above are in lieu of any payments under the Eaton Corporation Severance Benefits Plan and/or any other applicable Company policies and are contingent on your executing and not revoking this Agreement and the Supplemental Release. Nothing vested under any retirement plan is subject to release.

19.Continued Application of Eaton’s Recoupment Policy: Following the Retirement Date, you acknowledge and agree the Recoupment Policy of Eaton Corporation plc in effect as of the Retirement Date shall remain binding and enforceable against you, and all payments to you of Incentive Compensation, including but not limited to any of the severance pay and benefits provided to you under this Agreement that fall within the Recoupment Policy’s definition of “Incentive Compensation,” remain subject to the terms of the Recoupment Policy.

20.Termination for Cause: Notwithstanding any other provision of this Agreement, Eaton may terminate your employment during the Transition Period for “Cause,” and in the event of a termination for Cause, you will not be entitled to any of the severance compensation or benefits set forth in this Agreement. For purposes of this Agreement, “Cause” is defined as: (i) Employee’s willful misconduct or grossly negligent conduct which materially harms Eaton’s business or reputation; (ii) Employee’s fraud, misappropriation of funds or property or other act of dishonesty; or (iii) Employee’s repeated failure to comply with the lawful instructions and directives of his superiors.

21.Full and Fair Consideration: The consideration from Eaton set forth in this Agreement constitutes full settlement of any and all claims Employee may have against Eaton, its successors, assigns, subsidiaries, affiliates, or any of its officers, directors, shareholders, employees, agents or representatives, for compensation or otherwise. You also acknowledge and agree such consideration, which is over and above anything owed to you by law, contract, or under the policies or practices of Eaton, is provided to you expressly in exchange for entering into and not revoking this Agreement and the Supplemental Release.

22.Broad and General Release: In consideration for the promises made by Eaton in this Agreement, you, for yourself, your agents, assignees, heirs, executors and administrators, fully release Eaton, as well as all of Eaton’s successors, assigns, subsidiaries, affiliates, officers, directors, shareholders, employees, consultants, agents and representatives (altogether, “Released Parties”), from any and all claims, causes of action, liability, costs, expenses and remedies of any type, by reason of any act or omission of any kind, including but not limited to any and all claims arising out of, relating to, or in connection with Employee's employment with or termination from employment by Eaton, including without limiting the generality of the foregoing: claims under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967 (“ADEA”), the Rehabilitation Act of 1973; the Civil Rights Act of 1964; the Americans with Disabilities Act; the Family and Medical Leave Act; the National Labor Relations Act; the Older Worker Benefit Protection Act (“OWBPA”); Equal Pay Act; the Lilly Ledbetter Fair Pay Act of 2009; the Sarbanes Oxley Act of 2002; Employee Retirement Income Security Act (“ERISA”); Worker Adjustment and Retraining Notification Act (“WARN”); False Claims Act; the Ohio Civil Rights Act; the Ohio Equal Pay Statute; the Ohio Wage Payment Anti-Retaliation Statute; the Ohio Whistleblower’s Protection Act; the Ohio

Workers’ Compensation Anti-Retaliation Statute; Ohio’s Miscellaneous Labor Provisions, found at Ohio R.C. 411.01 to 4113.99; any other federal, state or local laws prohibiting age, sex, race, national origin, disability or any other forms of discrimination, sexual or other forms of harassment; or any other federal, state or local laws regulating employment relationships, compensation for employment or the termination of employment relationships; and any claims for breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, defamation, tortious interference, failure to promote, infliction of emotional distress, detrimental reliance, promissory estoppel, invasion of privacy, constructive discharge, wrongful discharge, and retaliatory discharge based on the asserted engagement of any type of protected activity or whistleblowing.

If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any Released Party is a party.

You are not waiving any rights you may have to: (a) your own vested accrued employee benefits under Eaton’s health, welfare, or retirement benefit plans as of the Retirement Date; (b) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (c) pursue claims which by law cannot be waived by signing this Agreement; (d) enforce this Agreement; and/or (e) challenge the validity of this Agreement.
Nothing in this Agreement prohibits you from filing a charge of discrimination with the Equal Employment Opportunity Commission or any state fair employment practice agency relating to your employment with Eaton, or any complaint to any other government agency having jurisdiction over Eaton, or otherwise participating, testifying, or assisting in any investigation of such agencies. You understand and acknowledge, however, that in the event you file or pursue any such charge or complaint, hearing, or other proceeding before any federal, state, or local government agency, then to the maximum extent permitted by law, you agree that if such an claim or complaint is made, you shall not be entitled to recover any individual monetary relief or other individual remedies. Nothing in this Agreement limits any right of you to receive an award for information provided to the SEC in connection with any whistleblower action. Nothing in this Agreement is intended to interfere with your non-waivable right, without prior notice to the Company, to provide information to the government, participate in investigations, file a complaint, testify in proceedings regarding the Company’s past or future conduct, or engage in any future activities protected under the whistleblower statutes, or to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

23.Continued Cooperation and Prohibited Activities: You and Paulo Ruiz, President and Chief Executive Officer, Olivier Leonetti, Executive Vice President and Chief Financial Officer, Heath Monesmith, President and Chief Operating Officer – Electrical Sector, Peter Denk, President and Chief Operating Officer –Industrial Sector, and Lucy Clark Doughtery, Executive Vice President and Chief Legal Officer (“the Executive Parties”) agree that both during the Transition Period and following the Retirement Date, you and the Executive Parties will not make any oral or written statements or engage in any act or omission that would be disparaging or detrimental, financially or otherwise, to you, Eaton or any of its officers, directors, employees, consultants, agents or representatives, or that would subject you and any of the Executive Parties to public scandal, ridicule, or otherwise risk harm to your and their professional image or reputation.

Except as otherwise permitted herein, to the fullest extent permitted by law, you hereby waive any right to, and agree not to, provide any assistance, information, report, aid or cooperation to any private party, other than Eaton, in any litigation, investigation or other proceeding against Eaton, or testify in any proceeding brought by a private party against Eaton. You agree that you will not communicate in any fashion with any such private party, including any representative thereof or legal counsel therefor, engaged in or considering legal proceedings against Eaton other than as required by a facially valid subpoena, court order, administrative order, or other legal process requiring such communication and, further, that within three (3) business days of your receipt of any such legal process, you will provide Eaton with written notice thereof. You further agree to reasonably cooperate with any efforts of Eaton to quash any such legal process. Eaton will reimburse you for any expenses you may incur as a result of providing such cooperation.

You also agree to cooperate and be available to assist in the defense of, and serve as a witness in, any administrative proceeding or litigation faced by the Company or any other Released Parties concerning matters in which you were involved or have knowledge as a result of your employment with Eaton.

Nothing in this Agreement prevents you from discussing or disclosing information about sexual abuse or sexual harassment in the workplace.

24.Employee Representations: In exchange for the consideration provided by Eaton as set forth in this Agreement, you acknowledge and agree that all of the following representations are true at the time you first sign this Agreement, and that such representations remain true when you sign the Supplemental Release:

(a) You affirm that you have not filed, caused to be filed, or presently is a party to any claim against Eaton.

(b) You affirm that you have been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits which are due and payable as of the date you sign this Agreement and again on the date you sign the Supplemental Release. You affirm that you have been granted any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

(c) You affirm that you have no known workplace injuries or occupational diseases.

(d) You affirm that you have not been retaliated against for reporting any allegations of wrongdoing by Eaton or its officers, including any allegations of corporate fraud.

(e) You affirm that all of Eaton's decisions regarding your pay and benefits through the Retirement Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

25.Protection of Confidential Information:

(a)You understand and agree that the existence and terms of this Agreement are confidential and shall not be disclosed to any third party without the written consent of Eaton, except that you may disclose the existence and terms of this Agreement (i) to the extent legally necessary in connection with any claim, lawsuit or otherwise permitted by law, and (ii) to your immediate family and to your legal and financial consultants for the sole purpose of consulting with you with respect to this Agreement. If your family member or consultants disclose the existence or terms of this Agreement without Eaton’s written consent, you will be responsible for a breach of this Agreement.
(b)    You affirm that you have not divulged any proprietary or confidential information of Eaton at any time, except to the extent necessary and permitted to perform your job duties, and you further agree you will continue to maintain the confidentiality of such information consistent with Eaton’s policies and your agreement(s) with the Company and/or common law. You also agree that you will neither use nor disclose to others any information gained while employed by Eaton that Eaton views as trade secrets, attorney client privileged, attorney work product or other confidential information or commercially sensitive information or any other information that would create a competitive disadvantage for Eaton, including but not limited to customer information, financial data, pricing and margin information, engineering and drawings, personnel files and strategic plans, unless that information becomes generally known to the public through no fault of you.

(c) Under the federal Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that:  (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(d)    You agree that on or before the Retirement Date, you will return, in good condition, all property of Eaton then in your possession including, without limitation, whether in hard copy or other media, property, documents, and/or all other materials that constitute, refer or relate to the confidential information of Eaton. You further agree that on or before the Retirement Date, you will return all keys and property of Eaton, files, blueprints or other drawings, whether or not any constitute confidential information, and any credit cards, Eaton issued laptop, or other like property.

26.Section 409A Compliance: You and the Company intend that any severance benefits payable or provided under this Agreement comply with the provisions of Section 409A of the Internal Revenue Code and the Treasury Regulations relating thereto, so as not to subject you to the payment of tax, interest, and any tax penalty which may be imposed under Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision herein would otherwise result in you being subject to payment of tax, interest or tax penalty under Code Section 409A, you and the Company agree to amend this Agreement in a manner that brings this Agreement into compliance with Code Section

409A and that preserves, to the maximum extent possible, the economic value of the relevant payment or benefits under this Agreement to you.

27.Non-Admissibility: The existence and execution of this Agreement shall not be considered, and shall not be admissible in any proceeding, as an admission by Eaton, or its agents or employees, of any liability, error, violation or omission.

28.Binding Nature of this Agreement: This Agreement shall be binding upon and shall be for the benefit of Eaton, its successors, assigns, officers, directors, shareholders, employees, consultants, agents and representatives, and you, as well as your heirs, personal representatives and assigns. In the event of any litigation concerning the enforcement of any of the terms of this Agreement or the Supplemental Release, you agree that the Company shall be entitled to recover its reasonable attorneys’ fees and costs incurred in pursuing or defending such litigation if the Company is the prevailing party.

29.Severability: The provisions and any portions of the provisions of this Agreement shall be severable, and the invalidity of any provision shall not affect the validity of the other provisions.

30.Governing Law and Venue: This agreement shall be governed by the laws of the state of Ohio. For purposes of enforcement of the promises and covenants of this Agreement, you agree to submit to the jurisdiction and venue of any Ohio federal or state court.

31.Consulting with an Attorney, Consideration Period: You acknowledge that Eaton advised you to consult with an attorney before executing this Agreement and the Supplemental Release, that you exercised that right, that you were advised that you have twenty-one (21) days in which to review this Agreement before signing it which you utilized, that you fully understand the terms of this Agreement and the Supplemental Release, that you were not coerced into signing this Agreement or the Supplemental Release, and that you signed this Agreement and the Supplemental Release knowingly and voluntarily. You further acknowledge and understand that by signing and not revoking this Agreement and the Supplemental Release, you are expressly waiving any and all rights to claims arising under the ADEA and OWBPA.

32.Revocation Period: You further acknowledge that you understand that you have seven (7) days after signing this Agreement within which you can revoke your acceptance of this Agreement, and that this Agreement will not become effective until after the seven (7) day period for revocation under this Agreement has passed. You may only revoke your acceptance of this Agreement by sending a signed notice of revocation either by certified mail, return receipt requested, or by hand delivery to Eaton’s Executive Vice President and Chief Legal Officer, 1000 Eaton Blvd, Beachwood, OH 44122 so that Eaton actually receives the signed notice of revocation within the seven (7) day revocation period. Upon Eaton’s timely receipt of a signed notice of revocation, this Agreement will become null and void.

33.Survival: The provisions of this Agreement which by their express terms or clear intent survive the termination of your employment and the termination or attempted termination of this Agreement shall remain in full force and effect according to their terms.

I have read this Agreement, and I understand its terms and conditions. I have not been coerced into signing this Agreement, and I voluntarily agree to abide by its terms because they are satisfactory to me. Eaton has made no promise or inducement of any kind to me or anyone else to cause me to sign this Agreement, except as set forth above. I acknowledge that the benefits that I will receive as a result of signing this Agreement are adequate and the only consideration given to me by Eaton for my acceptance of this Agreement.
Employee:

/s/ Ernest Marshall                    July 19, 2025
Ernest Marshall                    Date

On behalf of Eaton:

/s/ Lucy Clark Dougherty                July 18, 2025
By: Lucy Clark Dougherty                Date
Its: Executive Vice President and Chief Legal Officer

Note: This Agreement must be signed and returned to Eaton without any alteration. Any modification or alteration of any terms of this Agreement voids this Agreement in its entirety.

SUPPLEMENTAL RELEASE – TO BE EXECUTED AFTER RETIREMENT DATE

Employee may not sign this section of the Agreement until the Transition Period ends.

Employee understands that, by signing below, Employee is reaffirming all of the terms of the Agreement, including but not limited to Employee’s waiver and release of any and all known and unknown claims against Eaton and/or any other Released Parties.

Employee further understands that Employee has seven (7) days after signing this Supplemental Release within which Employee can revoke his release of any claims arising under the Age Discrimination in Employment Act and/or the Older Workers Benefit Protection Act, and that Employee’s release of such claims arising during or after the Transition Period will not become effective until after the seven (7) day period for revocation under this Supplemental Release has passed. You may only revoke your release of such claims by sending a signed notice of revocation either by certified mail, return receipt requested, or by hand delivery to Eaton’s Executive Vice President and Chief Legal Officer, 1000 Eaton Blvd, Beachwood, OH 44122 so that Eaton actually receives the signed notice of revocation within the seven (7) day revocation period. Upon Eaton’s timely receipt of a signed notice of revocation, Eaton shall have the right, in its sole discretion, to declare this entire Agreement null and void.

Employee:

/s/ Ernest Marshall                    October 2, 2025
Ernest Marshall                    Date

On behalf of Eaton:

/s/ Lucy Clark Dougherty                October 17, 2025
By: Lucy Clark Dougherty                Date
Its: Executive Vice President and Chief Legal Officer